                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

                                [Amendment No  ]

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only (as
                                             permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        UNITED TECHNOLOGIES CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

  1) Title of each class of securities to which transaction applies:

  2)  Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and sate how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

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  3) Filing Party:

  4) Date Filed:

                                              United Technologies Corporation
                                              One Financial Plaza
                                              Hartford, CT 06103
[LOGO OF UNITED TECHNOLOGIES]

March 23, 2001

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

You are cordially invited to attend the 2001 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 27, 2001 at the Carrier Theater in the Mulroy Civic Center at The Oncenter, 411 Montgomery Street, Syracuse, New York. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m. The meeting will address the following matters:

1. Election of eleven directors.

2. Appointment of independent accountants.

3. Shareowner proposals described in the accompanying Proxy Statement.

4. Other business if properly raised.

You may attend and vote at the meeting if you were an owner of record of the Corporation's Common Stock or Series A ESOP Convertible Preferred Stock at the close of business on March 9, 2001, the record date for the meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a shareowner of record on that date.

Since seating is limited, we ask that you request a ticket in advance to attend. Please refer to page 2 of the attached Proxy Statement for further information concerning tickets.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

George David                                  Karl J. Krapek
Chairman and Chief Executive Officer          President and Chief Operating
                                              Officer

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Questions and Answers......................................................   1
Summary of Business Matters to be Voted on.................................   4
General Information Concerning the Board of Directors......................   5
 Nominees..................................................................   5
 Committees................................................................   8
 Compensation of Directors.................................................   8
Security Ownership of Directors, Nominees and Executive Officers...........   9
Report of the Audit Committee..............................................  10
Report of the Committee on Compensation and Executive Development..........  11
Compensation of Executive Officers.........................................  13
 Summary Compensation Table................................................  13
 Option/SAR Grants in Last Fiscal Year.....................................  14
 Aggregated Option/SAR Exercises and Values................................  14
 Performance Graph.........................................................  15
 Section 16(a) Reporting...................................................  15
 Certain Business Relationships............................................  15
 Employment Contracts......................................................  16
 Pension Plan Table........................................................  16
Shareowner Proposals.......................................................  17
Appendix: Audit Committee Charter..........................................  21

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT
Whether or not you plan to attend the Annual Meeting, please submit a proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.
The Board of Directors is soliciting proxies for the 2001 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 27, 2001. We are mailing this Proxy Statement and making it available on the Corporation's Internet website (www.utc.com) on or about March 23, 2001. The Corporation's Annual Report, including financial statements for the year 2000, was mailed to shareowners and made available on the Corporation's Internet website on or about February 13, 2001.

                             QUESTIONS AND ANSWERS

How does the Board of Directors recommend I vote on the matters to be addressed?
The Board recommends a vote FOR each of the Corporation's nominees for election as directors, FOR the appointment of PricewaterhouseCoopers LLP as independent accountants, and AGAINST each of the shareowner proposals described on pages 17 through 20.

Who is entitled to vote?
Owners of Common Stock or Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on March 9, 2001 are entitled to vote. This includes shares you held on that date (1) directly in your name as the shareowner of record and (2) through a broker, bank or other holder of record (including any shares held through a UTC employee savings plan), where the shares were held for you as the beneficial owner. A list of shareowners of record entitled to vote will be available at the offices of the Corporation at One Financial Plaza, Hartford, CT 06103 for 10 days prior to the meeting and at the meeting location during the meeting.

How do I vote?
Since many shareowners are unable to attend the meeting in person, we send proxy cards and offer electronic voting to all shareowners of record, to enable them to direct the voting of their shares. Those shareowners of record who previously elected to receive electronic access to their proxy materials (rather than receiving mailed copies) will receive e-mail notification as to how to submit their voting instructions. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which such instructions can be given, in addition to the traditional mailed voting instruction cards.

How do I vote by telephone or via the Internet?
Shareowners of record and participants in a UTC employee savings plan in the United States or Canada may submit voting instructions by telephone by dialing 1-877-PRX-VOTE or 1-877-779-8683, entering the voter control number found on their proxy card (or in the e-mail message they receive with voting instructions) and following the voice prompts. Shareowners of record and savings plan participants may also submit voting instructions via the Internet by accessing the following website: www.eproxyvote.com/utx, entering the voter control number on their proxy card (or in the e-mail message they receive with voting instructions) and marking the appropriate boxes to enter voting instructions. Please note that shareowners who wish to exercise cumulative voting rights must do so by submitting a written proxy or voting instructions.

Beneficial owners of shares held through a broker, bank or other nominee may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, broker or nominee for information.

How will my proxy vote my shares?
The designated proxy holders will vote according to the instructions you submit on your proxy card, by telephone or via the Internet. If you sign and return your card or submit voting instructions by telephone or via the Internet but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares for each of the Corporation's nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP as independent accountants, and against the other proposals.

How many shares can vote?
As of the record date, 471,997,981 shares of Common Stock and 11,475,352 shares of Series A ESOP Convertible Preferred Stock were issued and outstanding. Owners of Common Stock are entitled to one vote for each share held and owners of Series A ESOP Convertible Preferred Stock are entitled to 5.2 votes for each share held. There were therefore a total of 531,669,809 eligible votes as of the record date. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

How many votes are needed for matters to be adopted at the meeting?
The eleven director nominees receiving the highest number of votes will be elected. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum at the Annual Meeting. If a shareowner abstains from voting on a particular matter, or if a broker is not allowed under stock exchange rules to vote shares for which a client has not given voting instructions, the effect will be the same as a vote "against" the matter.

In the election of directors, cumulative voting is permitted. This means that each owner of Common Stock is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected and each owner of Series A ESOP Convertible Preferred Stock is entitled to a number of votes equal to 5.2 times the number of shares of Series A ESOP Convertible Preferred Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or may be distributed among any two or more nominees in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy or voting instruction. If no instruction is given, the votes will be distributed by the proxy holders equally among the Corporation's nominees.

Who can attend the Annual Meeting and how do I request a ticket?
All shareowners of record on March 9, 2001 can attend. Since seating is limited, we ask that you request a ticket in advance to attend. If your shares are registered directly in your name on the records of the stock transfer agent (First Chicago Trust Company, a division of EquiServe), or if you are an employee savings plan participant, you can request a ticket by mailing in the Reservation Card you received with your proxy materials. If you enrolled to receive your proxy materials via the Internet, you can request a ticket by sending an e-mail request to the Corporate Secretary at corpsec@corphq.utc.com. If you forget to bring your ticket, you will be admitted to the meeting only if you are a shareowner of record or savings plan participant as of March 9, 2001 and bring proof of identification. If you are the beneficial owner of shares held through a broker, bank or nominee, and you would like to attend, you may request a ticket by writing to the Corporate Secretary, United Technologies Corporation, One Financial Plaza, Hartford, CT 06103, and including a copy of your brokerage account statement or a legal proxy from your broker or bank, in each case showing your ownership of shares as of the record date.

Who will count the vote? Is my vote confidential?
Representatives of First Chicago Trust Company, a division of EquiServe, will act as Inspectors of Election, supervise the voting, decide the validity of proxies, and receive and tabulate proxies. Proxy cards, ballots and voting tabulations that identify individual shareowners are mailed or returned directly to First Chicago Trust Company, a division of EquiServe, and handled in a manner that protects the confidentiality of voting. Your vote will not be disclosed except as required by law.

Can I revoke my proxy?
Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, United Technologies Corporation, One Financial Plaza, Hartford, CT 06103, that you are revoking your proxy; by following the procedures given for revoking your proxy when voting by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How are shares held by the UTC employee savings plans voted?
Participants in the UTC Common Stock Fund or in the UTC Employee Stock Ownership Plan may direct the voting of shares by Bankers Trust Company, the savings plan trustee, by returning a proxy card or by voting by telephone or via the Internet. If you do not provide voting instructions or if your instructions are incomplete or unclear, the trustee will vote your shares in proportion to the way the other savings plan participants voted their savings plan shares. The trustee will vote unallocated UTC stock in the ESOP Fund in the same proportion as uninstructed shares.

Can I vote in person at the Annual Meeting?
Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any shareowner of record or authorized representative of a shareowner of record who wants to vote in person at the Annual Meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a bank, broker or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

How will voting on any other business be conducted?
Although we do not know of any business to be conducted at the 2001 Annual Meeting other than the matters described in the Proxy Statement, the voting instructions you submit give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

When are shareowner proposals for the 2002 Annual Meeting due?
Any shareowner who wishes to have a shareowner proposal included in the Corporation's proxy statement for the 2002 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by November 23, 2001. A shareowner who wishes to introduce a proposal to be voted on at the Corporation's 2002 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 28, 2001 and no later than January 27, 2002, and must provide the information specified by the Bylaws. Proposals must comply with all applicable rules and regulations of the Securities and Exchange Commission.

How are proxies solicited and how much did this proxy solicitation cost? Georgeson & Company Inc. will assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $15,500, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, via the Internet, in person and by telephone. The Corporation will bear the cost of soliciting proxies. The Corporation also reimburses brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

How do I request electronic access to the proxy materials, instead of receiving mailed copies?
Shareowners of record who contact the Corporation's stock transfer agent at www.econsent.com/utx/ prior to the mailing dates for proxy materials can sign up to receive electronic access to the materials rather than receiving mailed copies. Shareowners who elect to use this convenient and environmentally-friendly method will receive e-mail notification as soon as the Annual Report, Proxy Statement and Proxy are released, with instructions and electronic links to access the documents on a UTC website (in PDF and HTML formats) and to vote your shares via the Internet. Your enrollment for electronic access will remain in effect for subsequent years, unless you revoke it. Revocation will be effective for the next distribution of proxy materials, provided that it is received prior to the mailing date for proxy materials. Beneficial shareowners may also be able to request electronic access to their proxy materials by contacting their broker, or other nominee, or ADP ICS at www.utc.com/beneficial.

Who are the largest principal shareowners?
Based upon filings with the Securities and Exchange Commission, the Corporation is aware that as of December 31, 2000, the following entity was a beneficial owner of more than five percent of the outstanding Common Stock of the
Corporation:

  Class of                                      Shares
  Security         Name and Address       Beneficially Owned   Percent of Class
  --------     ------------------------   ------------------   ----------------
Common Stock   Massachusetts Financial      24,849,809(1)            5.3%
               Services Company ("MFS")
               500 Boylston Street
               Boston, MA 02116

Bankers Trust Company, 130 Liberty Street, New York, NY 10006, holds all of the shares of Series A ESOP Convertible Preferred Stock as trustee for employees of the Corporation who participate in the Corporation's Employee Stock Ownership Plan. Bankers Trust Company disclaims beneficial ownership of all of the Series A ESOP Convertible Preferred Stock.

                   SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1. Election of Directors.
The entire Board of Directors is elected annually by the shareowners at the Annual Meeting. The Board has selected eleven nominees based upon the recommendation of its Nominating Committee, which evaluates candidates based upon their ability, integrity, experience in international business and awareness of the appropriate role of the corporation in society. Each of the nominees is currently serving as a director of the Corporation and was elected a director at the 2000 Annual Meeting. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the proxy holders will, in their discretion, vote the shares for which they serve as proxy for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

The Board of Directors recommends that you vote FOR each of the nominees.

Item 2. Appointment of Independent Accountants.
The Audit Committee has nominated PricewaterhouseCoopers LLP to serve as Independent Accountants for the Corporation until the next Annual Meeting in 2002. PricewaterhouseCoopers LLP provided audit and other services during 2000 for fees totaling $49 million. This included the following fees:

Audit Fees: $9.8 million for the annual audit of the Corporation's consolidated financial statements and review of interim financial statements in the Corporation's Form 10-Q reports.

Financial Information Systems Design and Implementation Fees: $13.5 million;

All Other Fees: $25.7 million for all other services, principally audit-related and tax services.

In accordance with its Charter, the Audit Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services provided by them are compatible with maintaining their independence. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

The Board of Directors recommends that you vote FOR approval of PricewaterhouseCoopers LLP as Independent Accountants for the Corporation.
--------
(1) MFS has advised that it held sole voting power with respect to 24,791,016 shares, sole dispositive power with respect to 24,849,809 shares and, together with certain other non-reporting entities, beneficial ownership of 24,849,809 shares.

Items 3-5. Shareowner Proposals.
Three shareowner proposals and the responses of the Board of Directors are included beginning on page 17.

The Board of Directors recommends that you vote AGAINST each of the shareowner proposals for the reasons given on pages 17 through 20.

The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the shareowners present at the meeting will have an opportunity to vote on the item.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees.
The following are brief biographical sketches for each person nominated for election to the Board of Directors:


[PHOTO]
                ANTONIA HANDLER CHAYES, Senior Advisor and Vice Chair of the Board of Conflict Management Group, a non-profit conflict resolution consulting firm and an Adjunct Lecturer at the J.F. Kennedy School of Government at Harvard University. Dr. Chayes is also Co-Director of the Project on International Law and Conflict Management at the Program on Negotiation at Harvard Law School. She is a member of the American Law Institute, the
  Council on Foreign Relations and the Aspen Strategy Core Group. She is 71 and has been a director of the Corporation since 1981.


[PHOTO]
                GEORGE DAVID, Chairman and Chief Executive
                Officer, United Technologies Corporation. Mr. David served as the Corporation's President from 1992 to 1999. He was elected Chief Executive Officer in 1994 and Chairman in 1997. Mr. David is a board member of the Institute for International Economics, and Chairman or President of the Boards of the Graduate School of Business Administration at the University of
  Virginia, the National Minority Supplier Development Council, and the Wadsworth Atheneum Museum of Art in Hartford, CT. Mr. David also co-Chaired the Trans-Atlantic Business Dialogue for the year 2000. He is 58 and has been a director of the Corporation since 1992.


[PHOTO]
                JEAN-PIERRE GARNIER, Ph.D., Chief Executive
                Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals). Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline Beecham from 1994 to 1995. Dr. Garnier is a director of the Eisenhower Exchange Fellowships. Dr. Garnier is 53 and has been a director of the Corporation since 1997.

[PHOTO] JAMIE S. GORELICK, Vice Chair of Fannie Mae, a New York Stock Exchange company that is the nation's largest source of financing for home mortgages. Prior to joining Fannie Mae in 1997, Ms. Gorelick was Deputy Attorney General of the United States, a position she assumed in 1994. In addition to serving on the Board of Fannie Mae, Ms. Gorelick serves on the Harvard Board of Overseers and the Boards of America's Promise, the Carnegie Endowment for International Peace, and the Washington Legal Clinic for the Homeless, as well as other civic organizations. She is a member of the Council on Foreign Relations and the Central Intelligence Agency's National Security Advisory Panel. She is 50 and has been a director of the Corporation since 2000.


[PHOTO]
                KARL J. KRAPEK, President and Chief Operating Officer, United Technologies Corporation. Mr. Krapek served as Executive Vice President of the Corporation from 1997 to 1999 and as President, Pratt & Whitney from 1992 to 1999. He is Chairman of the Board of Directors of the Connecticut Capitol Region Growth Council, Chairman of the MetroHartford Millennium Management Group, Vice Chairman of the Board of Trustees of the Connecticut State University System and Chairman of its Finance Committee, a
  member of the Director's Advisory Board of the Yale Cancer Center, and a director of Saint Francis Care, Inc. Mr. Krapek is 52 and has been a director of the Corporation since 1997.



[PHOTO]
                CHARLES R. LEE, Chairman and Co-Chief Executive Officer, Verizon Communications
                (telecommunications). Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of The Procter & Gamble Company and USX Corporation. He is a member of the Business Roundtable and the Business Council, a Cornell University Presidential Councilor and an Emeritus Trustee of the Board of Trustees of Cornell University, a director of the New American Schools Emeritus Corporation, a member of the Conference Board, and a director of the Stamford Hospital Foundation. He is 61 and has been a director of the Corporation since 1994.


[PHOTO]
                RICHARD D. MCCORMICK, President, International Chamber of Commerce. Mr. McCormick served as Chairman of the Board of U S WEST, Inc. from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of United Airlines, Wells Fargo and Company, Concept Five Technologies and HealthTrio Inc. In addition, he is Chairman of the United States Council for International Business, a director of Creighton University, a member of the Business Council and a trustee of the Denver Art Museum. Mr. McCormick is 60 and has been a director of the Corporation since 1999.

[PHOTO]
                FRANK P. POPOFF, Retired Chairman and Chief
                Executive Officer, The Dow Chemical Company. Mr. Popoff served as Chairman of The Dow Chemical Company from 1992 to 2000 and as its Chief Executive Officer from 1987 to 1995. Mr. Popoff is also a director of American Express Company, Qwest Communications International Inc., Chemical Financial Corporation and Michigan Molecular Institute. He is a past chairman of the Chemical Manufacturers Association and a member of the Business Council for Sustainable Development, the Business Council, the Council for Competitiveness, the American Chemical Society and Director
  Emeritus of the Indiana University Foundation. Mr. Popoff is 65 and has been a director of the Corporation since 1996.


[PHOTO]
                ANDRE VILLENEUVE, Chairman of Instinet
                Corporation, an international electronic agency stockbroker based in New York, New York, and an independently managed subsidiary of Reuters Holdings PLC. Mr. Villeneuve served as Executive Director of Reuters Holdings PLC, London, England (worldwide news information and services business) from 1988 until February 2000. He is also a director of CGNU. Mr. Villeneuve is 56 and has been a director of the Corporation since 1997.


[PHOTO]
                HAROLD A. WAGNER, Retired Chairman, Air Products and Chemicals, Inc. Mr. Wagner served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. from 1992 to 2000. Mr. Wagner also served as Chairman, President and Chief Executive Officer, Air Products and Chemicals, Inc. from 1992 to 1998. He is a director of CIGNA Corporation, PACCAR Inc. and Daido-Hoxan, a member of the Business Council, the Policy Committee of the Business Roundtable, and a member of the Pennsylvania Business Roundtable. Mr. Wagner also serves on the Board of Trustees of Lehigh University. Mr. Wagner is 65 and has been a director of the Corporation since 1994.

[PHOTO]
                SANFORD I. WEILL, Chairman and Chief Executive Officer of Citigroup Inc.; previously Chairman and Co-Chief Executive Officer of Citigroup Inc. from 1998 to 2000. Prior to the 1998 merger of Travelers Group Inc. and Citicorp, Mr. Weill was Chairman and Chief Executive Officer of Travelers Group Inc. from 1993 to 1998. Mr. Weill is also a member of the Board of Directors of AT&T Corporation, E.I. duPont de Nemours & Company and the Federal Reserve Bank of New York. He is Chairman of the Board of Trustees of Carnegie Hall and a member of the Business Roundtable, the Business Council, the Board of Directors of the
  Baltimore Symphony, the Board of Governors of New York Presbyterian Hospital, the Board of Overseers of the Weill Medical College and Graduate School of Medical Sciences of Cornell University and other civic organizations. He is 68 and has been a director of the Corporation since 1999.


The Board met eight times during 2000 with an average attendance of 89.15%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which he or she served.

Committees.
The Board has established the following committees of the Board:

The Audit Committee recommends to the Board an accounting firm to serve as independent accountants for the Corporation and performs the additional responsibilities described in its Report on page 10. A copy of the Charter adopted by the Committee is included as an Appendix to this Proxy Statement. During 2000, the Committee held four meetings and Directors Chayes, Gorelick, McCormick, Popoff (Chairman), Villeneuve and Wagner were members of the Committee. The Board has determined that all Committee members are independent, in accordance with the listing standards of the New York Stock Exchange.

The Committee on Compensation and Executive Development approves compensation actions for senior executives, including long term incentive awards; administers incentive compensation, long term incentive and other compensation plans of the Corporation; and reviews management development policies and programs. During 2000, the Committee held six meetings and Directors Garnier, Lee, McCormick, Popoff and Wagner (Chairman) were members of the Committee.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of the Corporation and major financial strategies and transactions. During 2000, the Committee held four meetings and Directors David, Gorelick, Krapek, Lee (Chairman), Popoff, Villeneuve and Weill were members of the Committee.

The Nominating Committee makes recommendations on candidates for the Board, director compensation and corporate governance. The Committee considers nominees recommended to it in writing by shareowners. During 2000, the Committee held four meetings and Directors Garnier, Lee, McCormick (Chairman), Wagner and Weill were members of the Committee.

The Public Issues Review Committee reviews the Corporation's contributions program, political action committees, and its response to public issues such as equal employment opportunity, the environment, and safety in the workplace. During 2000, the Committee held four meetings and Directors Chayes (Chair), Garnier, Gorelick, Villeneuve and Weill were members of the Committee.

Compensation of Directors
Nonemployee directors are paid an annual retainer of $70,000 ($75,000 for committee chairpersons), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units and 40% in cash; (b) 100% in deferred stock units; (c) 60% in non-qualified options to purchase Common Stock and 40% in cash; or (d) 100% in non-qualified options to purchase Common Stock. Each stock unit has a value equal to one share of Common Stock. Following termination of a director's service, the value of the accumulated units is paid in cash as a lump sum or in installments, at the election of the director. Each stock unit balance is credited with additional stock units equivalent in value to the dividend paid on the corresponding number of shares of Common Stock. Each year on the date of the annual meeting, nonemployee directors also receive a grant of stock options valued at $70,000.

All nonemployee director stock options are valued at issuance using the Black-Scholes option valuation model, have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years, have a ten-year term and are subject to the terms of the Nonemployee Director Stock Option Plan.

Each nonemployee director receives a one-time grant of restricted stock units valued at $100,000, based on the closing price of Common Stock on the date of election to the Board. Dividend equivalents are paid on the units. The units vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the units vest, the non-vested units will be forfeited, except that, in the event of death or disability, a change in control of the Corporation, or if a director retires or resigns to accept full-time employment in public or charitable service, all units not previously vested will vest immediately.

As part of its support for charitable institutions, the Corporation maintains a Directors' Charitable Gift Program funded by life insurance on the lives of the members of the Board of Directors. Under this program, the Corporation will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations paid by the Corporation are expected to be deductible from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to the Corporation.

        SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table shows, as of March 1, 2001, the UTC equity securities beneficially owned by each current director, each nominee for election to the Board of Directors, each of the five executive officers named in the Summary Compensation Table on page 13, (the "Named Executive Officers") and all of the directors and executive officers as a group. As of March 1, 2001, each of the directors and executive officers beneficially owned or had the right to acquire beneficial ownership of (upon the exercise of stock options exercisable within 60 days) less than 1% of the Corporation's Common Stock and less than 1% of the Corporation's Series A Convertible ESOP Preferred Stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of (upon the exercise of stock options exercisable within 60 days) approximately 1.7% of the Common Stock and less than 1% of the Series A Convertible ESOP Preferred Stock.

                                                                      Shares
                                                       Class of    Beneficially
    Name                                              Securities     Owned(1)
    ----                                            -------------- ------------
Antonia Handler Chayes............................. Common(2)           9,200
George David....................................... Common          4,288,776
                                                    ESOP Preferred      1,029
Jean-Pierre Garnier................................ Common(2)           7,200
Jamie S. Gorelick.................................. Common(2)           2,700
Karl J. Krapek..................................... Common          1,676,576
                                                    ESOP Preferred      1,041
Charles R. Lee..................................... Common(2)          20,900
Richard D. McCormick............................... Common(2)          13,000
Frank P. Popoff.................................... Common(2)           8,000
Andre Villeneuve................................... Common(2)           2,400
Harold A. Wagner................................... Common(2)          15,412
Sanford I. Weill................................... Common(2)          10,400
Stephen F. Page.................................... Common            703,245
                                                    ESOP Preferred        404
Louis Chenevert.................................... Common            111,222
                                                    ESOP Preferred        130
Jonathan Ayers..................................... Common            159,790
                                                    ESOP Preferred        174
Directors & Executive Officers as a Group (26)..... Common          8,111,118
                                                    ESOP Preferred      7,595

--------
(1) Included in the number of shares beneficially owned by Messrs. David, Krapek, Page, Chenevert, Ayers and all directors and executive officers as a group are 3,840,000; 1,406,000; 658,000; 104,000; 144,000; and 7,056,194
    shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of employee stock options and stock appreciation rights; 390,244; 237,036; 38,861; 5,772; 15,192; and 863,376 shares, respectively, as to which such persons have sole voting and investment power; and 58,532; 33,540; 6,384; 1,450; 598; and 169,698 shares, respectively, as to which such persons have sole voting but no investment power. Each person and group shown as beneficially owning shares of ESOP Preferred Stock has sole voting and sole investment power as to such shares. Each of the following directors has sole voting power but no investment power with respect to the following shares of restricted Common
    Stock:

Antonia Handler Chayes..........4,000     Frank P. Popoff.................4,000
Jean-Pierre Garnier.............3,200     Andre Villeneuve................2,400
Jamie S. Gorelick...............2,000     Harold A. Wagner................4,000
Charles R. Lee..................4,000     Sanford I. Weill..................400
Richard D. McCormick............1,600

Dr. Chayes, Ms. Gorelick, and Messrs. Lee, McCormick, Popoff, Wagner and Weill have sole voting and investment power with respect to the balance of their holdings of Common Stock.

(2) In addition to shares shown as beneficially owned at March 1, 2001, nonemployee directors held vested deferred stock units acquired under the Directors Deferred Stock Unit Plan, each unit of which is valued by reference to one share of Common Stock, as follows:

Antonia Handler Chayes........ 18,913     Frank P. Popoff.................8,391
Jean-Pierre Garnier.............7,405     Andre Villeneuve................5,839
Jamie S. Gorelick...............1,188     Harold A. Wagner................8,454
Charles R. Lee.................11,731     Sanford I. Weill................2,589
Richard D. McCormick............5,501

                         REPORT OF THE AUDIT COMMITTEE

In accordance with its Charter (a copy of which is included as an Appendix to the Proxy Statement), the Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of the Corporation's financial reporting practices; the adequacy of the Corporation's system of internal controls; the independence and performance of the Corporation's internal and external auditors; and the adequacy of processes to assure compliance with the Corporation's policies and procedures, financial controls, Code of Ethics and applicable laws and regulations.

The Audit Committee has met with management and the Corporation's independent accountants and has reviewed and discussed the Corporation's audited financial statements as of and for the year ended December 31, 2000.

The Audit Committee has discussed with the Corporation's independent accountants the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the Corporation's independent accountants required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Corporation's independent accountants that firm's independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

           Frank P. Popoff, Chairman             Richard D. McCormick
           Antonia Handler Chayes                Andre Villeneuve
           Jamie S. Gorelick                     Harold A. Wagner

       REPORT OF THE COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

Program Structure and Objectives
The Board of Directors' Committee on Compensation and Executive Development is responsible for the Corporation's executive compensation program. Program goals are to support recruitment and retention and to align management and shareowner interests by emphasizing long term, at risk and variable compensation. Performance based executive compensation generally will not be subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

The Committee uses benchmark information from a compensation peer group consisting of 18 Dow Jones 30 Industrial and 18 other relevant comparison companies. The value of the program, including for the Named Executive Officers, is targeted at approximately the median of the compensation peer group. Actual value varies with individual and corporate performance.

Bonuses are based on performance against annual objectives for the Corporation and the business units and on assessments of individual performance. For 2000, the Corporate Headquarters' objectives were net income and cash flow, weighted 70% and 30%, respectively. Business unit objectives were earnings before interest and taxes, cash flow and working capital turnover, weighted 70%, 20% and 10%, respectively. The Committee determines the total amount available for bonuses at the Corporate Office, and the Chief Executive Officer (the "CEO") determines the total amount available for the business units. Award amounts for these entities reflect formula calculations, modified in some instances for unusual or unanticipated circumstances.

Bonuses for the Named Executive Officers may not exceed 0.75% of the Corporation's adjusted net income. The CEO can receive no more than 30% of this amount, and each of the other four Named Executive Officers no more than 17.5%. Subject to these limits, the Committee determines the actual amount of each award.

Stock options and associated dividend equivalent awards ("DE's") are made under the Long Term Incentive Plan. Stock options are priced at market on the date of grant, vest after three years, and remain exercisable for seven years thereafter. DE's are the right to receive payments equal to the common stock dividend for up to seven years, or until the associated stock option is exercised. DE's are vested based on performance against cumulative three-year financial targets.

Chief Executive Officer Compensation
Compensation actions affecting the CEO for 2000 reflect excellent financial results and long term strategic accomplishments, as discussed below. Data from the compensation peer group was also considered. The Committee's consideration of these factors does not involve the use of specific formulas or weightings. Mr. David's base salary and incentive compensation are approximately at the median of CEOs of the compensation peer group. Mr. David was granted Long Term Incentive Plan Awards of 325,000 stock options with associated DE's and 10,000 shares of restricted stock.

For 2000, diluted earnings per share increased 18%, from $3.01 to $3.55, the seventh consecutive year of earnings growth at that rate or higher. Net income increased 18%, from $1.53 billion to $1.81 billion. Segment margins improved from 11.5% to 12.6%. Available cash flow was $1.83 billion, exceeding net income for the sixth year in a row. These results were achieved in a difficult operating environment evidenced by earnings shortfalls throughout the investment universe.

Total shareowner return for 2000 (i.e. share price appreciation plus dividends reinvested quarterly) was 22.5%, compared with -4.7% for the Dow Jones 30 Industrials and -9.5% for the S&P 500. Over the past five calendar years, return on UTC's shares averaged 29.0%, compared with 18.2% for both of these indices.

The Corporation continued its successful record of acquisitions, completing $1.3 billion in transactions in 2000. The Corporation also repurchased 13.6 million of its common shares for $800 million. Strategic accomplishments for the year included: International Fuel Cells' delivery of the world's first gasoline powered fuel cell to the Department of Energy; Pratt & Whitney's meeting all test milestones for the next generation F-119 fighter engine program; Otis' introduction of the revolutionary new technology Gen2(TM) elevator; Carrier's continued growth of its commercial refrigeration business; the Corporation's launch of the MyAircraft e-business initiative; and Hamilton Sundstrand's successful integration of the former Hamilton Standard division and Sundstrand Corporation into a single business unit.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

           Harold A. Wagner, Chairman            Charles R. Lee
           Jean-Pierre Garnier                   Richard D. McCormick
           Frank P. Popoff

                       COMPENSATION OF EXECUTIVE OFFICERS

The following tables summarize the compensation earned by the CEO and the other four most highly compensated executive officers of the Corporation and its subsidiaries in 2000 for services performed in all capacities during each of the last three fiscal years.

                           Summary Compensation Table

                                                                          Long-Term
                                       Annual Compensation           Compensation Awards
                               ------------------------------------ ----------------------
                                                                    Restricted  Securities
                                                       Other Annual   Stock     Underlying  All Other
    Name & Principal                                   Compensation Awards ($)   Options   Compensation
        Position          Year Salary ($) Bonus($) (1)   ($) (2)       (3)       /SARs(#)    ($) (5)
    ----------------      ---- ---------- ------------ ------------ ----------  ---------- ------------
George David              2000 $1,200,000  $2,400,000    $ 87,985   $499,375(4)  325,000     $48,119
Chairman and Chief
 Executive Officer        1999 $1,200,000  $2,200,000    $109,290       $0       700,000     $43,727
                          1998 $1,170,833  $1,900,000    $ 97,300       $0       350,000     $40,267

Karl Krapek               2000 $  829,167  $1,250,000    $ 72,899       $0       175,000     $26,707
President and Chief
 Operating Officer        1999 $  783,333  $1,250,000    $ 61,196       $0       470,000     $24,240
                          1998 $  729,583  $1,100,000    $ 85,805       $0       150,000     $21,576

Stephen Page              2000 $  627,500  $  700,000    $ 68,248       $0        90,000     $53,520
Executive Vice President  1999 $  602,500  $  600,000    $ 66,594       $0       110,000     $62,500
 and
 President, Otis          1998 $  576,667  $  600,000    $ 62,200       $0       110,000     $52,490

Louis Chenevert           2000 $  463,333  $  550,000    $ 44,581       $0        75,000     $34,660
President, Pratt &
 Whitney                  1999 $  386,667  $  480,000    $ 45,297       $0       130,000     $33,383
                          1998 $  302,833  $  350,000    $ 27,748       $0        44,000     $24,513

Jonathan Ayers            2000 $  453,333  $  500,000    $265,144       $0        65,000     $32,550
President, Carrier
 Corporation              1999 $  390,000  $  400,000    $360,983       $0       144,000     $31,780
                          1998 $  363,750  $  325,000    $204,987       $0        40,000     $29,640

--------
(1) Incentive compensation shown in the Bonus column for the Named Executive Officers was paid under the Annual Incentive Compensation Plan, which is discussed in the Compensation Committee Report on pages 11 and 12.

(2) The amounts shown in this column for 2000 include: $37,799 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Krapek, Page, Chenevert and Ayers of $32,207, $48,634, $53,194, $30,152 and $41,317, respectively. Amounts shown for Mr. Ayers in 2000, 1999 and 1998 include $215,790, $325,183 and
    $172,337, respectively, for foreign assignment premiums, allowances and related tax equalization payments.

(3) At the close of business on December 31, 2000, the following Named Executive Officers held total non-vested restricted shares as follows: Mr.
    David: 10,000 shares valued at $786,300; and Mr. Page: 20,000 shares valued at $1,572,600. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 2000 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

(4) Consists of a grant of 10,000 shares of time-based restricted stock to Mr. David, valued at the market price of Common Stock as of the date of grant and scheduled to vest March 14, 2002.

(5) For 2000, consisted of employer matching contributions in the Employee Savings Plan of $6,120 for each of the five named executive officers and life insurance premium payments by the Corporation of $41,999, $20,587, $47,400, $28,540 and $26,430, respectively, for Messrs. David, Krapek, Page, Chenevert and Ayers.

                   Option/SAR Grants in the Last Fiscal Year

                                    Individual Grants (1)
            ---------------------------------------------------------------------
                              % of Total
            Number of Shares Options/SARs
               Underlying     Granted to                             Grant Date
              Options/SARs   Employees in Exercise Price Expiration Present Value
   Name       Granted (#)    Fiscal Year      ($/Sh)        Date       ($) (2)
   ----     ---------------- ------------ -------------- ---------- -------------
G. David       325,000(3)        4.0%        $62.500       1/2/10    $6,932,250
K. Krapek      175,000(3)        2.1%        $62.500       1/2/10    $3,732,750
S. Page         90,000(3)        1.1%        $62.500       1/2/10    $1,919,700
L.
 Chenevert      75,000(3)        0.9%        $62.500       1/2/10    $1,599,750
J. Ayers        65,000(3)        0.8%        $62.500       1/2/10    $1,386,450

--------
(1) Under certain circumstances, including a change of control of the Corporation, the Board of Directors, under the terms of the Corporation's Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

(2) The estimated values listed in this column are based on the Black-Scholes pricing model and a number of variables. The following assumptions are used in determining the estimated values of the grants: risk free interest rate of 6.1%, stock price volatility of 30%, dividend yield of 1.0% and holding period of 5 years. The estimated values are not intended as a forecast of the future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(3) These stock options were granted on January 2, 2000, and will vest and become exercisable on January 2, 2003. These stock options include an equal number of Dividend Equivalents ("DE's"), which will vest and be payable solely on the basis of achievement of previously established performance goals measured over the three-year vesting period.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                               Option/SAR Values

                                               Number of Securities       Value of Unexercised
                                              Underlying Unexercised          In-The-Money
                                              Options/SARs at Fiscal        Options/SARs at
                                                   Year-End (#)         Fiscal Year-End ($) (1)
                                             ------------------------- --------------------------
              Shares Acquired Value Realized
    Name      On Exercise (#)    ($) (1)     Exercisable Unexercisable Exercisable  Unexercisable
    ----      --------------- -------------- ----------- ------------- ------------ -------------
G. David          240,000      $14,647,600    3,540,000    1,375,000   $205,231,431  $31,675,625
K. Krapek          40,000      $ 2,378,800    1,256,000      795,000   $ 69,919,022  $15,177,725
S. Page           100,000      $ 6,098,924      548,000      310,000   $ 27,402,236  $ 8,788,425
L. Chenevert        5,000      $   293,619       66,000      249,000   $  3,501,141  $ 4,787,620
J. Ayers                0      $         0      104,000      249,000   $  5,455,331  $ 5,090,370

--------
(1) The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 2000, as applicable, and is calculated by subtracting the exercise price per share from the applicable closing price.

Performance Graph
The following graph presents the cumulative total shareowner return for the five years ending December 31, 2000 for the Corporation's Common Stock, as compared to the Standard & Poor's 500 Stock Index and to the Dow Jones 30 Industrial Average. The Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in the Corporation's Common Stock was $100.00 on December 31, 1995.


                                    [GRAPH]

                                                                   Dow Jones
                United Technologies     Standard & Poor's 500     Industrials
1995                  $100.00                  $100.00              $100.00
1996                   142.23                   122.90               128.84
1997                   158.82                   163.85               160.91
1998                   240.86                   210.58               190.09
1999                   291.28                   254.83               241.84
2000                   356.69                   230.68               230.57

                          1995     1996     1997     1998     1999     2000
United Technologies      $100.00  $142.23  $158.82  $240.86  $291.28  $356.69
S&P 500                  $100.00  $122.90  $163.85  $210.58  $254.83  $230.68
Dow Jones Industrials    $100.00  $128.84  $160.91  $190.09  $241.84  $230.57


Section 16(a) Beneficial Ownership Reporting Compliance
The Corporation believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2000 all of its officers and directors filed on a timely basis the reports required by
Section 16(a) of the Securities Exchange Act of 1934, except that there were inadvertent failures to report purchases of 1,200 and 200 shares of Common Stock on behalf of R.D. McCormick and a purchase of 1,850 shares of Common Stock on behalf of R.F. Leduc. Reports were later filed to correct these errors.

Certain Business Relationships
Citigroup Inc., of which Mr. Weill is Chairman and Chief Executive Officer, provides banking services to the Corporation. Salomon Smith Barney Holdings Inc., a subsidiary of Citigroup Inc., provides securities underwriting and financial advisory services to the Corporation, for which it receives customary compensation. The Corporation and its subsidiaries have had, and expect in the future to have, transactions in the ordinary course of business with these and other companies of which certain of the nonemployee directors are officers or directors. In the past, the amounts involved have not been material in relation to the business of the Corporation and the Corporation believes that such amounts were not material in relation to the businesses of such other companies or the interests, if any, of the directors involved.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements
In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development and the CEO have the authority to select the participants under the Severance Plan. As of December 31, 2000, 26 key executives, including the Named Executive Officers, were covered under the Severance Plan. The Severance Plan provides that in the event the participant's employment with the Corporation terminates for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation (as defined in the Severance Plan) the participant will receive:
(i) a cash payment equal to three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to the extent necessary to preserve the level of benefits in the event of the imposition of excise taxes payable by a participant in respect of "excess parachute payments" under the Internal Revenue Code.

In addition to the Severance Plan, 25 key executives, including the Named Executive Officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is
2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan, as described above.

Pension Plan Table

                                             Years of Service
                     -----------------------------------------------------------------
      Remuneration       15         20         25         30         35         40
      ------------   ---------- ---------- ---------- ---------- ---------- ----------
       $  500,000    $  145,800 $  194,400 $  218,000 $  241,600 $  265,700 $  290,700
        1,000,000    $  295,800 $  394,400 $  443,000 $  491,600 $  540,700 $  590,700
        1,500,000    $  445,800 $  594,400 $  668,000 $  741,600 $  815,700 $  890,700
        2,000,000    $  595,800 $  794,400 $  893,000 $  991,600 $1,090,700 $1,190,700
        2,500,000    $  745,800 $  994,400 $1,118,000 $1,241,600 $1,365,700 $1,490,700
        3,000,000    $  895,800 $1,194,400 $1,343,000 $1,491,600 $1,640,700 $1,790,700
        3,500,000    $1,045,800 $1,394,400 $1,568,000 $1,741,600 $1,915,700 $2,090,700
        4,000,000    $1,195,800 $1,594,400 $1,793,000 $1,991,600 $2,190,700 $2,390,700

The above table sets forth estimated annual benefits payable upon retirement at age 65 under the Corporation's defined benefit pension plans. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the Long Term Incentive Plan (shown in the Long Term Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives' pension benefits are excluded from the Corporation's tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the plan.

As of December 31, 2000, the Named Executive Officers had the following full years of credited service for determining benefits: G. David, 25 years; K. Krapek, 18 years; S. Page, 7 years; L. Chenevert, 7 years; J. Ayers, 5 years.

                              SHAREOWNER PROPOSALS

Shareowner Proposal Concerning Disclosure of Political Contributions
Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, a holder of 200 shares of Common Stock, intends to introduce the following proposal at the Annual Meeting:

RESOLVED: "That the stockholders recommend that the Board of Directors direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contributions was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders." "And, if no such disbursements were made, to have that fact publicized in the same manner."

REASONS: "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

"If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors' Statement In Opposition
Federal and state laws restrict the amount and types of contributions that may be made to political parties and candidates. Contributions to national and state political parties must also be disclosed by the recipients under applicable federal law and the laws of certain states. The Corporation complies with all applicable federal and state laws concerning political contributions. Legally permitted contributions to national and state political parties have been made from time to time in furtherance of the business interests of the Corporation. The aggregate amount contributed by the Corporation to national and state political parties is, however, not a material amount for financial reporting purposes.

The Board of Directors therefore believes disclosure in addition to that required by current law is unnecessary and recommends that Shareowners vote AGAINST this proposal concerning disclosure of political contributions.

Shareowner Proposal Concerning Offset Agreements
The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey, 07961-0476, beneficial owners of 1,000 shares of Common Stock, and the Immaculate Heart Missions, 4651 North 25th Street, Arlington, VA 22207, beneficial owners of 100 shares of Common Stock, intend to introduce the following proposal at the Annual Meeting:

Text of Shareowner Proposal and Supporting Statement.
"RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their U.S. dollar cost of weapons purchased by foreign nations.

WHAT ARE OFFSETS?
Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits--usually jobs or technology--back to the purchasing country as a condition of sale. The value of offsets frequently exceeds the weapons' cost.

Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

ARE OFFSET AGREEMENTS PROPRIETARY?
The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars spent on arms.

The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

OFFSET EXAMPLES
In 1999, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with the company's bidding on a contract with Israel.

Between 1993 and 1997 U.S. defense companies entered into new offset agreements valued at $19 billion in support of $35 billion worth of defense contracts. For every dollar a U.S. company received from an arms sales associated with offsets, it returned 54 cents worth of offset obligations to the purchasing country ("Offsets in Defense Trade 1999", Commerce Department)

1997 data shows that 13 U.S. prime military contractors reported 58 new offset agreements valued at $3.85 billion in support of $5.84 billion in export contracts.

The 1999 Commerce Department Report concludes: "offsets provide substantial benefits to foreign firms, and in the process deny business to otherwise competitive U.S. firms."

ARMS EXPORTS DON'T CREATE JOBS
The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address.

The Board of Directors' Statement in Opposition
Offset and industrial cooperation programs are commonplace in aerospace and defense markets. A commitment to perform offset is frequently a precondition to contracts with foreign customers. Failure by the Corporation to comply with offset requirements would result in a loss of contracts, often to a foreign competitor. Conversely, prudent offset practices can actually expand the Corporation's global presence and help to sustain the Corporation's international competitiveness and existing U.S. employment.

Contracts that obligate the Corporation to perform offset have not created a net loss of jobs in the U.S. In fact, the Corporation's foreign military sales are essential to maintaining production lines and jobs that are otherwise exclusively dependent on shrinking U.S. defense procurements.

The federal government also controls military equipment exports and related offset agreements in furtherance of U.S. national security and foreign policy goals. As required by law, the Corporation already reports on all new offset agreements to the Department of Commerce, as well as on each significant transaction for which offset credits are granted towards satisfying existing offset obligations. The Board of Directors believes that public disclosure of individual offset commitments and transactions may actually serve to increase future expectations and requirements for offset, and could adversely impact our competitive position in international sales campaigns.

The Board of Directors therefore recommends that Shareowners vote AGAINST this proposal concerning offset agreements.

Shareowner Proposal Concerning Measures of Human Capital
Mrs. Donna Benson, 27 Fair Street, Meriden, CT 06050, a holder of 200 shares of Common Stock, intends to introduce the following proposal at the Annual
Meeting:

"RESOLVED, that the stockholders of UTC (the 'Company') request that the Compensation and Compensation Administration Committees of the Board of Directors, in establishing and administering standards for use in awarding performance-based executive compensation, incorporate measures of human capital such as contributions to employee training, morale and safety in addition to traditional measures of the Company's financial performance, such as stock price."

Supporting Statement of the Proponent
At present the process for compensating the Company's senior executive officers does not take into account any performance measures relating to our most important resource - human capital. The loyalty and productivity of the Company's workforce has demonstrably improved the Company's long-term financial success. Recent downsizing and layoffs not related to loss of sales threaten to destroy that loyalty and productivity.

A growing body of evidence links "high-performance workplace" practices, which emphasize employee training, participation and feedback, with better overall management, higher productivity and, ultimately, greater value for shareholders. In light of that evidence, companies have begun to implement compensation programs that incorporate measures of employee satisfaction and development in the formula for determining executive pay. For example, UAL, Eastman Kodak and Sears, Roebuck & Co. base certain executive compensation on, among other factors, objective measures of employee satisfaction.

I believe that UTC's ability to attract, develop and retain good employees is critical to its success, and that senior executives' compensation should be based, in part, on the Company's progress toward attaining that goal. To that end, I request that the Compensation and Compensation Administration Committees of the Company's Board of Directors formulate employment practice performance criteria to be used in determining compensation for its senior executive officers and in bonus, stock option and long-term incentive plans in which those executives participate. These measures should constitute a significant component in determining the overall amount of performance-based compensation.

Further, the employee satisfaction component of executive compensation should include both affirmative and negative components. On the affirmative side, an increase in measures of employee satisfaction should result, all other factors remaining the same, in a higher overall performance rating for the executive and thus a larger amount of performance-based compensation. Employee satisfaction should be measured using objective surveys and interviews conducted on at least an annual basis. On the negative side, an executive's performance rating would decline upon the occurrence of certain events having a significant adverse effect on the Company's employees or with respect to officers who do not contribute positively to employment security, training, morale and safety.

The Board of Directors' Statement In Opposition
The Board of Director's Committee on Compensation and Executive Development is responsible for the Corporation' s executive compensation programs, which are designed to align management's interests with those of shareowners. The Board believes the Corporation's employment and executive compensation practices already take into consideration, in an appropriate manner, a variety of employee training, motivation and safety factors.

While financial performance measures are a key element of the Corporation's executive compensation programs, achieving financial goals is clearly not possible unless management attracts and retains the employees necessary for its operations. The Corporation has long placed a high priority on the development, growth and retention of employees, consistent with business considerations. The Corporation's groundbreaking and highly regarded Employee Scholar Program is a noteworthy example. This program not only pre-pays tuition and fees for college courses, but also rewards employees with company stock upon graduation. Thousands of UTC employees have received stock awards and surveys show that these employees are twice as likely to remain with the Corporation.

The Corporation has provided retraining and educational opportunities to laid off employees by extending the Employee Scholar Program for a year after the employee's last day of employment, and for up to four years for U.S. employees whose positions have been eliminated due to transfer of work to a distant location.

The Corporation has also implemented extensive quality and continuous improvement programs, which emphasize employee training, participation and feedback. In addition to the thousands of employees who have participated in quality training at their work facility, nearly 7,000 employees have completed courses at the Corporation's quality training center known as Ito University.

UTC reports on its environmental and safety goals and accomplishments in its annual Environment, Health and Safety Progress Report. These reports confirm that UTC's safety programs also remain a high priority initiative and have reduced lost time injuries significantly in the past decade. The Corporation continues to expand safety training targeted at achieving further significant reductions in injuries.

The Corporation also conducts employee surveys to seek feedback on issues related to employment with UTC. The Board of Directors believes these initiatives demonstrate that the Corporation has already established the appropriate practices to improve efficiency and productivity, enhance competitiveness and develop employee capabilities.

The Board of Directors therefore recommends a vote AGAINST this proposal.

                                          William H. Trachsel
                                          Senior Vice President, General
                                           Counsel and Secretary

                                          Hartford, Connecticut

                                    APPENDIX

            Charter of the Audit Committee of the Board of Directors

I. PURPOSE
The Audit Committee ("Committee") shall review and make recommendations to the Board of Directors concerning the reliability and integrity of the Corporation's financial reporting practices; the adequacy of the Corporation's system of internal controls; the independence and performance of the Corporation's internal and external auditors; and the adequacy of processes to assure compliance with the Corporation's policies and procedures, financial controls, Code of Ethics and applicable laws and regulations. The Committee provides the opportunity for an open and candid dialog on these issues among the Independent Accountant (as described in Section 6.4 of the Bylaws of the Corporation), management, and Internal Audit.

II. COMPOSITION
The Committee shall be composed of not less than three directors appointed by the Board of Directors ("Board"). Members of the Committee shall have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation, and be financially literate or become financially literate, as determined by the Board, within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise as determined by the Board.

III. MEETINGS
The Committee shall meet at least four times annually. The Committee may meet more frequently, and, as the Committee may require in fulfilling its responsibilities, it may meet privately with the Independent Accountant, Internal Audit, members of management and others.

IV. RESPONSIBILITY AND DUTIES
The Committee shall:

1. Review with management and the Independent Accountant the Corporation's annual audited financial statements, including issues regarding the accounting principles, practices and judgments that could significantly affect the financial statements. The Committee, through its Chairman or the Committee as a whole, shall review with management and the Independent Accountant the Corporation's quarterly financial statements prior to the Corporation filing Form 10-Q;

2. Review with management and the Independent Accountant significant developments in accounting rules and changes in the Corporation's methods of accounting;

3. Meet periodically with the Independent Accountant to:

  (a) ascertain that the Independent Accountant has received all explanations and had access to all information considered necessary to conduct the audit, including a review of any difficulties encountered in the course of audit work;

  (b) discuss with the Independent Accountant the adequacy of internal accounting controls and any matters the Independent Accountant considers desirable or necessary under generally accepted auditing standards;

  (c) review the scope of the audit proposed by the Independent Accountant for the forthcoming year;

  (d) review and discuss with the Independent Accountant all significant services and relationships between the Independent Accountant and the Corporation to confirm the objectivity and independence of the Independent Accountant; and,

  (e) obtain from the Independent Accountant, a written statement delineating all relationships between the Independent Accountant and the Corporation as contemplated by Independence Standards Board, Standard No. 1, "Independence Discussions with Audit Committees";

4. Recommend to the Board of Directors a firm to be nominated as the Corporation's Independent Accountant for the succeeding year. The Independent Accountant shall be accountable to the Committee and the Board of Directors. The Committee shall review the performance of the Independent Accountant and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the Independent Accountant. The Committee shall review the compensation arrangements for the Independent Accountant;

5. Review and concur with the appointment, reassignment or dismissal of the Director of Internal Audit. Review the Internal Audit Department's budget, staffing, audit plan and scope of work;

6. Meet periodically with Internal Audit to review the adequacy of internal accounting controls, compliance with the Corporation's policies and procedures, financial controls and applicable statutes and regulations;

7. Review periodically the Corporation's tax policies and any pending audits or assessments;

8. Meet periodically with the Corporation's Business Practices Officer to review issues of business ethics and compliance, including adherence to the Corporation's policies and procedures and Code of Ethics and applicable laws and regulations;

9. Meet periodically with the Corporation's General Counsel to review litigation and other legal matters;

10. Prepare and approve, acting on the advice of counsel, an annual report of the Committee for inclusion in the Corporation's annual proxy statement;

11. Undertake such other matters as shall be assigned to the Committee from time to time by the Board; and,

12. Review this Charter annually and recommend changes, if any, to the Board.

The Committee shall have the authority to commit sufficient resources, including the use of outside experts, to carry out its responsibilities. The Committee shall report to the Board on the results of its activities and recommend to the Board any actions it deems appropriate.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to determine that the Company's financial statements are complete and accurate or to determine that such statements are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation's policies and procedures. These are the responsibility of management or the Independent Accountant.

[LOGO OF UNITED TECHNOLOGIES]

     Please mark your
[X]  votes as in this
     example.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposal 2 and AGAINST proposals 3, 4 and 5, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

                    FOR    WITHHELD                      FOR    AGAINST   ABSTAIN                             FOR   AGAINST  ABSTAIN
1. Election of                       2. Appointment of                              3. Shareowner Proposal
   Directors.                           Independent                                    Concerning Disclosure
   (see reverse)                        Accountants                                    of Political
                                                                                       Contributions
Vote for all nominees except:
                                                                                    4. Shareowner Proposal
                                                                                       Concerning Offset
                                                                                       Agreements
-----------------------------------
The Board of Directors recommends a     The Board of Directors recommends a vote    5. Shareowner Proposal
 vote FOR the election of directors.                FOR proposal 2.                    Concerning Measures
                                                                                       of Human Capital

                                                                                       The Board of Directors recommends a vote
                                                                                            AGAINST proposals 3, 4 and 5.





SIGNATURE(S)____________________________________________ DATE___________________           The signer hereby revokes all proxies
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.           heretofore given by the signer to vote at
      When signing as attorney, executor, administrator, trustee or guardian,              said meeting or any adjournments thereof.
      please give full title as such.

                            . FOLD AND DETACH HERE .


                                                            VOTER CONTROL NUMBER


                   VOTE BY MAIL, TELEPHONE OR VIA THE INTERNET
                   -------------------------------------------

You may return your Proxy Card by mail, or you may use the telephone or Internet
                                        --
to vote your shares electronically. You may access the telephone or Internet voting systems 24 hours a day, 7 days a week by using the voter control number
                                                ------------------------------
indicated above just below the perforation.
---------------


     VOTING BY MAIL                           TELEPHONE VOTING                                      INTERNET VOTING
     --------------                           ----------------                                      ---------------
Return your signed and        If you are calling from the United States or Canada      Log on to the Internet and go to the website
  dated proxy in the                 and using a touch-tone telephone,                        http://www.eproxyvote.com/utx
  envelope provided.                call 1-877-PRX-VOTE (1-877-779-8683)

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy Card. If you choose to vote your shares electronically, there is no need for you to mail back your Proxy Card. Please note that if you wish to attend the Annual Meeting you must still return your yellow or blue Reservation Card.

ELECTRONIC ACCESS TO PROXY MATERIALS. Shareowners of record may sign up at the
------------------------------------
following website for electronic access to future annual reports and proxy materials, rather than receiving mailed copies: http://www.econsent.com/utx

THE DIRECT REGISTRATION SYSTEM offers shareholders the ability to register their
------------------------------
shares in "book entry" form without having a physical certificate issued. For information, call UTC's Shareholder Direct information line at 1-800-881-1914.

UTC'S SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN provides eligible
--------------------------------------------------------------
holders of the Corporation's Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For a Plan Prospectus contact First Chicago Trust Company, a division of EquiServe, at 1-800-519-3111.

FOR COMPANY INFORMATION call our 24-hour-a-day toll-free Shareholder Direct
-----------------------
information line, which provides recorded summaries of UTC's quarterly earnings information and other company news. Callers also may request copies of quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Form 10-K. To access the service, dial 1-800-881-1914. Additional information about UTC can be found at: http://www.utc.com

[LOGO OF UNITED TECHNOLOGIES]
One Financial Plaza
Hartford, Connecticut 06103

P R O X Y

           Proxy Solicited on Behalf of the Board of Directors of The
                 Corporation for Annual Meeting, April 27, 2001

The undersigned hereby appoints Antonia Handler Chayes, Charles R. Lee and Harold A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 27, 2001 at 11:00 a.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee under each of the United Technologies Corporation employee savings plans to vote, in person or by proxy, (i) the proportionate interest of the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under any such plan(s), and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Convertible Preferred Stock of United Technologies Corporation held by the Trustee under any such plan(s), in each case as described in the Proxy Statement.

Election of Directors, Nominees:      04 Jamie S. Gorelick               08 Frank P. Popoff
01 Antonia Handler Chayes             05 Karl J. Krapek                  09 Andre Villeneuve
02 George David                       06 Charles R. Lee                  10 Harold A. Wagner
03 Jean-Pierre Garnier                07 Richard D. McCormick            11 Sanford I. Weill

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.
                                                               -----------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                               -----------------

                            . FOLD AND DETACH HERE .


                        United Technologies Corporation

                          Annual Meeting of Shareowners




                             Friday, April 27, 2001

                                   11:00 a.m.

                           The Carrier Theater in the
                       Mulroy Civic Center at The Oncenter
                411 Montgomery Street (please use this entrance)
                               Syracuse, New York